EXHIBIT 3.1.5
CERTIFICATE OF DISSOLUTION
OF
GLOBAL PREFERRED HOLDINGS, INC.
          Global Preferred Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:
     FIRST: The name of the Corporation is Global Preferred Holdings, Inc.
     SECOND: The dissolution was authorized by the Board of Directors of the Corporation on December 30, 2004. The dissolution was authorized by the stockholders of the Corporation on May 10, 2005.
     THIRD: That the dissolution of the Corporation was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 275(a) and (b) of the General Corporation Law of the State of Delaware.
     FOURTH: That the names and addresses of the directors of the Corporation are as follows:

Name	Address
Joseph F. Barone	583 Laramie Lane
Mah Wah, NJ 07430

Edward McKernan	6455 East Johns Crossing, Suite 402
Duluth, Georgia 30097

Thomas W. Montgomery	3975 Johns Creek Court, Suite 100
Suwanee, Georgia 30024

Milan M. Radonich	100 Nyala Farms Rd., Building 100
Westport, CT 06880

C. Simon Scupham	44 Church Street
Hamilton, Bermuda HM 12
     FIFTH: That the names and addresses of the officers of the Corporation are as follows:

Name and Address	Office
Edward McKernan	Chief Executive Officer and President
6455 East Johns Crossing
Suite 402
Duluth, Georgia 30097

Bradley Barks	Chief Financial Officer and Senior Vice
6455 East Johns Crossing	President of Finance
Suite 402
Duluth, Georgia 30097

Caryl Shepherd	Vice President, Chief Accounting Officer
6455 East Johns Crossing	and Controller
Suite 402
Duluth, Georgia 30097
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its authorized officer, this 26th day of May, 2005.

GLOBAL PREFERRED HOLDINGS, INC.
By:	/s/ Edward F. McKernan
	Name:	Edward F. McKernan
	Title:	Chief Executive Officer